Exhibit    Share Transfer Agreement

                          SHARE TRANSFER AGREEMENT

This Agreement is made and entered into by and between the following two parties on November 12 , 2000 in Shanghai :

1. China Premium Food Corp. (formerly known as China Peregrine Food Corp., hereinafter referred to as "Party A"), a corporation duly established and existing under the law of Delaware, USA, with its business place at: 11300 US Highway 1, North Palm Beach, Florida 33408; and

2. Hangzhou Dairy Complex Company (hereinafter referred to as "Party B"), a company duly established and existing under the PRC law, with its legal address: 178 North QiuTao Road, Hangzhou, Zhejiang Province.

WHEREAS:

1. Party A is holding 52% share in the equity interest (with the corresponding capital contribution amounting to US$2,652,000) of Hangzhou Meilijian Dairy Co., Ltd. (hereinafter referred to as "Meilijian Co.") and intends to transfer such share to Party B;

2. Party B is holding 48% share in the equity interest (with the corresponding capital contribution amounting to US$2,448,000) of Meilijian Co. and intends to purchase from Party A the 52% of share in Meilijian Co..

3. The English name of Party A has been changed from China Peregrine Food Corp. to China Premium Food Corp., but the corresponding change of its Chinese name has not been registered in the PRC.

Party A and Party B has therefore agreed as follows:

Article 1
Party A hereby agrees to transfer its 52% share in the equity interest of Meilijian Co. to Party B for the price of RMB 5,977,378 (equal to the RMB amount converted to US$ 721,000 according to the selling price of US dollar published by Bank of China on June 30, 2000, ie US$100 for RNB 829.04).

Article 2
Party B hereby agrees to convert into US dollars the share transfer price stipulated in Article 1 as the consideration for purchasing the share and pay and transfer the same to Party A.

Article 3
This Agreement shall not come into effect until:

1.    it has been signed by both Party A and Party B;
2. it has been approved by the board of directors of Meilijian Co. through a board resolution; and
3. the share transfer price has been transferred into an independent account pursuant to the provisions of Article 5; and
4.    it has been approved by relevant government authorities.

Article 4
Within 3 days after the execution of this Agreement, Party A shall procure the directors of Meilijian Co. designated by it to sign the board resolution of Meilijian Co. approving the share transfer under this Agreement. Unless such board resolution of Meilijian as described in this Article has been reached and approved by all the directors of Meilijian Co., Party B shall not proceed with the approval or registration formalities for the share transfer contemplated hereunder whether by itself or through Meilijian Co..

Article 5
In order to ensure the payment by Party B of the share transfer price hereunder, at the same time as Party A procures the directors it designates to sign the board resolution according to Article 4 hereof, Party B shall transfer RMB 5,977,378 into the independent account designated by Party A (hereinafter referred to as the " Independent Account"). Party A shall not use the fund in the Independent Account unless Party B is in breach of this Agreement.

Article 6
Party B shall convert, within two months after the execution of this Agreement (but not later than January 15, 2001), the share transfer price stipulated in Article 1 into US dollars and pay the same to Party A.

Article 7
If Party B fails to fully pay Party A the share transfer price at the time required by Article 6 due to Party B's fault, Party B shall pay Party A the penalty of US$100,000.

Article 8
Any risk and loss suffered by Meilijian Co. in its operation after the execution of this Agreement shall not affect the interest or rights of Party A or the performance of this Agreement.

Article 9
After the consummation of the share transfer, Party B shall have the right to choose other overseas investors as its joint venture partners, to which Party A shall not disagree.

Article 10
Party A shall not be responsible for any tax loss which may possibly result from Meilijian Co.'s ceasing to be a foreign investment enterprise due to the share transfer.

Article 11
Without prejudice to other provisions herein, any party in breach of this agreement shall be liable to the other party for the breach.

Article 12
All the notices made by any party related to the execution or performance of this Agreement shall be sent to the following addresses through mail or fax numbers through facsimile.

To Party A:  China Premium Food Corp.
   Address: 11300 US Highway 1, Suite 202, North Palm Beach, Florida 33408 Fax Number: 1-561-625-1413
 Attention:  Roy Warren

To Party B:  Hangzhou Dairy Complex Company
   Address:  178 North Qiu Tao Road, Hangzhou, Zhejiang Province
Fax Number:  86571-6093846
 Attention:  Zhu Miaosong

Article 13
This Agreement shall be governed by the laws of the PRC.

Article 14
Any dispute arising under this Agreement not settled by both parties through consultation shall be submitted to Shanghai Arbitration Commission for settlement according to the arbitration rules of such commission, whose arbitration award shall be final.

Article 15
This Agreement shall take place of and prevail over all the contracts, agreements, letters of intention and understanding regarding the share transfer reached between both parties before.

Article 16
This Agreement is written in Chinese and executed in eight copies, with Party A and Party B each keeping one copy, and other copies to be submitted to relevant government authorities for approval or file purposes.

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed by their duly authorized representatives.

Party A: China Premium Food Corp.


By: -----------------------------------

Party B: Hangzhou Dairy Complex Company


By: -----------------------------------